Exhibit 15.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-282733) on Form F-3 and (Nos. 333-194638, 333-194637, 333-180323, 333-165839 and 333-154416) on Form S-8 of our report dated February 12, 2026, with respect to the consolidated financial statements of AerCap Holdings N.V., and the effectiveness of internal control over financial reporting.

/s/ KPMG
Dublin, Ireland

February 12, 2026